Exhibit 99.1

Cross Country Healthcare Announces First Quarter 2018 Financial Results

BOCA RATON, Fla.--(BUSINESS WIRE)--May 2, 2018--Cross Country Healthcare, Inc. (the "Company") (Nasdaq: CCRN) today announced financial results for its first quarter ended March 31, 2018.

FINANCIAL HIGHLIGHTS:

Dollars are in thousands, except per share amounts
	Q1 2018	Variance Q1 2018 vs Q1 2017	Variance Q1 2018 vs Q4 2017

Revenue	$210,288	1%	(4)%

Gross profit margin*	25.6%	(10) bps	(90) bps

Net income attributable to common shareholders	$1,642	182%	(94)%

Diluted EPS	$0.05	$0.13	$(0.72)

Adjusted EBITDA*	$8,389	30%	(32)%

Adjusted EPS*	$0.06	$0.01	$(0.11)

Cash flows from operations	$13,273	841%	(21)%

* Refer to accompanying tables and discussion of Non-GAAP financial measures below.

“We experienced a stronger than expected start to the year with growth in all three of our segments and good cost controls. I was pleased to see several businesses with solid performance, including high single-digit growth in travel allied and double-digit growth in both our education healthcare staffing and physician and executive search businesses. Advantage RN had another quarter of strong sequential growth of nurses on assignment at our Managed Services Programs,” said William J. Grubbs, President and Chief Executive Officer. “This positive start supports our full year financial goals although we still have some work to do to return our travel nurse business to run rates we experienced prior to the fourth quarter of 2017, which we expect to occur in the second half of 2018,” he continued.

First quarter consolidated revenue was $210.3 million, an increase of 1% year-over-year and a decrease of 4% sequentially. Consolidated gross profit margin was 25.6%, down 10 basis points year-over-year and 90 basis points sequentially. Net income attributable to common shareholders was $1.6 million compared to a net loss of $2.0 million in the prior year, which included a loss on early extinguishment of debt of $5.0 million and a gain on the derivative liability of $1.6 million. Diluted EPS was $0.05 per share compared to a loss of $0.08 per share in the prior year. Adjusted EBITDA was $8.4 million or 4.0% of revenue, as compared with $6.5 million or 3.1% of revenue in the prior year, and $12.3 million or 5.6% of revenue in the prior quarter. Adjusted EPS was $0.06 in the current quarter as compared to $0.05 in the prior year and $0.17 in the prior quarter.

Quarterly Business Segment Highlights

Nurse and Allied Staffing

Revenue from Nurse and Allied Staffing was $185.1 million, an increase of 1% year-over-year and a decrease of 4% sequentially. Contribution income in this segment was $16.8 million, up from $15.6 million in the prior year. Average field FTEs increased to 7,466 from 7,204 in the prior year. Revenue per FTE per day was $275 compared to $282 in the prior year.

Physician Staffing

Revenue from Physician Staffing was $21.6 million, up less than 1% year-over-year and a decrease of 4% sequentially. Contribution income was $1.5 million, up from $0.8 million in the prior year. Total days filled were 14,250 as compared with 14,052 in the prior year. Revenue per day filled was $1,513 as compared with $1,527 in the prior year.

Other Human Capital Management Services

Revenue from Other Human Capital Management Services was $3.6 million, an increase of 21% year-over-year and 7% sequentially. Segment contribution income was $0.3 million for the current quarter compared to a loss of $0.4 million in the prior year.

Cash Flow and Balance Sheet Highlights

Cash flow provided by operating activities for the current quarter was $13.3 million compared to $1.4 million in the prior year. At March 31, 2018, the Company had $32.6 million in cash and cash equivalents and a $98.8 million term loan, par value, outstanding under the term loan. There were no borrowings drawn on its $115.0 million revolving credit facility, and $21.6 million of letters of credit outstanding, leaving $93.4 million available for borrowings under the revolving credit facility.

During the first quarter of 2018, the Company repurchased 242,400 shares of common stock for $2.9 million, at an average market price of $11.88 per share. As of March 31, 2018, the Company has 35.7 million shares outstanding. The Company may repurchase an additional 700,043 shares under its current share repurchase program, subject to certain conditions in its credit agreement.

Outlook for Second Quarter 2018

The guidance below applies only to management’s expectations for the second quarter of 2018. Though the Company does not provide full year guidance, organic growth for the full year and continued margin improvements are expected based on continued favorable market conditions and demand for its services. In addition to the normal operating leverage from anticipated revenue growth, the Company will be undertaking actions to further align its cost structure for improved profitability towards achieving its near-term goal of an 8% Adjusted EBITDA margin.

	Q2 2018 Range	Year-over-Year	Sequential
		Change	Change

Revenue	$206 million - $211 million	(2)% - 1%	(2)% - -%

Gross profit margin	25.7% - 26.2%	(130) - (80) bps	10 - 60 bps

Adjusted EBITDA	$8.5 million - $9.5 million	(22)% - (13)%	1% - 13%

Adjusted EPS	$0.04 - $0.06	$(0.12) - $(0.10)	$(0.02) - $0.00

The estimates above are based on current management expectations and, as such, are forward-looking and actual results may differ materially. The above ranges do not include the potential impact of any future divestitures, mergers, acquisitions or other business combinations, any acquisition-related measurement period adjustments, any changes in debt structure, any future share repurchases, or the initiative to replace its legacy system supporting its travel nurse staffing business. See accompanying Non-GAAP financial measures and tables below.

INVITATION TO CONFERENCE CALL

The Company will hold its quarterly conference call on Thursday, May 3, 2018, at 9:00 A.M. Eastern Time to discuss its first quarter 2018 financial results. This call will be webcast live and can be accessed at the Company's website at www.crosscountryhealthcare.com or by dialing 800-857-6331 from anywhere in the U.S. or by dialing 517-623-4781 from non-U.S. locations - Passcode: Cross Country. A replay of the webcast will be available from May 3rd through May 17th at the Company's website and a replay of the conference call will be available by telephone by calling 866-443-8011 from anywhere in the U.S. or 203-369-1122 from non-U.S. locations - Passcode: 2018.

ABOUT CROSS COUNTRY HEALTHCARE

Cross Country Healthcare is a national leader in providing innovative healthcare workforce solutions and staffing services. Our solutions leverage our nearly 40 years of expertise and insight to assist clients in solving complex labor-related challenges while maintaining high quality outcomes. We are dedicated to recruiting and placing highly qualified healthcare professionals in virtually every specialty and area of expertise. Our diverse client base includes both clinical and nonclinical settings, servicing acute care hospitals, physician practice groups, outpatient and ambulatory-care centers, nursing facilities, both public schools and charter schools, rehabilitation and sports medicine clinics, government facilities, and homecare. Through our national staffing teams and network of 74 office locations, we are able to place clinicians on travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed services programs (MSP), internal resource pool consulting and development, electronic medical record (EMR) transition staffing, recruitment process outsourcing, predictive modeling, and other outsourcing and consultative services. In addition, we provide both retained and contingent placement services for healthcare executives, physicians, and other healthcare professionals.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

NON-GAAP FINANCIAL MEASURES

This press release and accompanying financial statement tables reference non-GAAP financial measures. Such non-GAAP financial measures are provided as additional information and should not be considered substitutes for, or superior to, financial measures calculated in accordance with U.S. GAAP. Such non-GAAP financial measures are provided for consistency and comparability to prior year results; furthermore, management believes they are useful to investors when evaluating the Company's performance as they exclude certain items that management believes are not indicative of the Company's operating performance. Pro forma measures, if applicable, are adjusted to include the results of our acquisitions, and exclude the results of divestments, as if the transactions occurred in the beginning of the periods mentioned. Such non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure and a more detailed discussion of each financial measure; as such, the financial statement tables should be read in conjunction with the presentation of these non-GAAP financial measures.

FORWARD LOOKING STATEMENT

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the “safe harbor” created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “suggests,” “appears,” “seeks,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, but are not limited to, the following: our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel healthcare professionals, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of cyber security risks and cyber incidents on our business, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, including our ability to successfully integrate acquired businesses and realize synergies from such acquisitions, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, and our other Securities and Exchange Commission filings made prior to the date hereof.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors' likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to “we,” “us,” “our,” or “Cross Country” in this press release mean Cross Country Healthcare, Inc. and its subsidiaries.

Cross Country Healthcare, Inc.
Consolidated Statements of Operations
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended
	March 31,	March 31,	December 31,
	2018	2017	2017

Revenue from services	$ 210,288	$ 207,573	$219,674
Operating expenses:
Direct operating expenses	156,535	154,298	161,371
Selling, general and administrative expenses	45,634	47,236	46,253
Bad debt expense	199	323	746
Depreciation and amortization	2,909	2,191	2,849
Acquisition-related contingent consideration (a)	213	270	98
Acquisition and integration costs (b)	115	—	22
Restructuring costs (c)	435	—	302
Impairment charges (d)	—	—	14,356
Total operating expenses	206,040	204,318	225,997
Income (loss) from operations	4,248	3,255	(6,323)
Other expenses (income):
Interest expense	1,266	1,219	1,239
Gain on derivative liability (e)	—	(1,581)	—
Loss on early extinguishment of debt (f)	—	4,969	—
Other income, net	(101)	—	(39)
Income (loss) before income taxes	3,083	(1,352)	(7,523)
Income tax expense (benefit) (g)	1,163	366	(35,779)
Consolidated net income (loss)	1,920	(1,718)	28,256
Less: Net income attributable to noncontrolling interest in subsidiary	278	292	306
Net income (loss) attributable to common shareholders	$ 1,642	$ (2,010)	$27,950

Net income (loss) per share attributable to common shareholders - Basic	$ 0.05	$ (0.06)	$0.78

Net income (loss) per share attributable to common shareholders - Diluted	$ 0.05	$ (0.08)	$0.77

Weighted average common shares outstanding:
Basic	35,803	32,872	35,760
Diluted (h)	36,087	36,480	36,129

Cross Country Healthcare, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended
	March 31,	March 31,	December 31,
	2018	2017	2017
Adjusted EBITDA: (i)
Net income (loss) attributable to common shareholders	$ 1,642	$ (2,010)	$27,950
Interest expense	1,266	1,219	1,239
Income tax expense (benefit)	1,163	366	(35,779)
Depreciation and amortization	2,909	2,191	2,849
Acquisition-related contingent consideration (a)	213	270	98
Acquisition and integration costs (b)	115	—	22
Restructuring costs (c)	435	—	302
Impairment charges (d)	—	—	14,356
Gain on derivative liability (e)	—	(1,581)	—
Loss on early extinguishment of debt (f)	—	4,969	—
Other income, net	(101)	—	(39)
Equity compensation	469	737	997
Net income attributable to noncontrolling interest in subsidiary	278	292	306
Adjusted EBITDA (i)	$ 8,389	$ 6,453	$12,301

Adjusted EPS: (j)
Numerator:
Net income (loss) attributable to common shareholders	$ 1,642	$ (2,010)	$27,950
Non-GAAP adjustments - pretax:
Acquisition-related contingent consideration (a)	213	270	98
Acquisition and integration costs (b)	115	—	22
Restructuring costs (c)	435	—	302
Impairment charges (d)	—	—	14,356
Gain on derivative liability (e)	—	(1,581)	—
Loss on early extinguishment of debt (f)	—	4,969	—
Nonrecurring income tax adjustments - benefit	—	—	(34,476)
Tax benefit of non-GAAP adjustments (k)	(269)	—	(2,211)
Adjusted net income attributable to common shareholders - non-GAAP	$ 2,136	$ 1,648	$6,041

Denominator:
Weighted average common shares - basic, GAAP	35,803	32,872	35,760
Dilutive impact of share-based payments	284	674	369
Adjusted weighted average common shares - diluted, non-GAAP	36,087	33,546	36,129

Reconciliation: (j)
Diluted EPS, GAAP	$ 0.05	$ (0.08)	$0.77
Non-GAAP adjustments - pretax:
Acquisition-related contingent consideration (a)	0.01	0.01	—
Acquisition and integration costs (b)	—	—	—
Restructuring costs (c)	0.01	—	0.01
Impairment charges (d)	—	—	0.40
Gain on derivative liability (e)	—	(0.05)	—
Loss on early extinguishment of debt (f)	—	0.15	—
Nonrecurring income tax adjustments - benefit	—	—	(0.95)
Tax benefit of non-GAAP adjustments (k)	(0.01)	—	(0.06)
Adjustment for change in dilutive shares	—	0.02	—
Adjusted EPS, non-GAAP (j)	$ 0.06	$ 0.05	$0.17

Cross Country Healthcare, Inc.
Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	March 31,	December 31,
	2018	2017

Assets
Current assets:
Cash and cash equivalents	$ 32,621	$25,537
Accounts receivable, net	160,334	173,603
Prepaid expenses	6,143	5,287
Insurance recovery receivable	3,278	3,497
Other current assets	1,093	963
Total current assets	203,469	208,887
Property and equipment, net	13,967	14,086
Goodwill, net	117,589	117,589
Trade names, indefinite-lived	26,702	26,702
Other intangible assets, net	59,185	60,976
Non-current deferred tax assets	19,455	20,219
Other non-current assets	19,427	19,228
Total assets	$ 459,794	$467,687

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$ 46,810	$50,597
Accrued employee compensation and benefits	31,586	34,271
Current portion of long-term debt	5,625	6,875
Other current liabilities	3,615	2,845
Total current liabilities	87,636	94,588
Long-term debt, less current portion	92,314	92,259
Long-term accrued claims	29,705	28,757
Contingent consideration	5,082	5,088
Other long-term liabilities	8,956	9,276
Total liabilities	223,693	229,968

Commitments and contingencies

Stockholders' equity:
Common stock	4	4
Additional paid-in capital	302,325	305,362
Accumulated other comprehensive loss	(1,554)	(1,166)
Accumulated deficit	(65,275)	(67,111)
Total Cross Country Healthcare, Inc. stockholders' equity	235,500	237,089
Noncontrolling interest in subsidiary	601	630
Total stockholders' equity	236,101	237,719
Total liabilities and stockholders' equity	$ 459,794	$467,687

Cross Country Healthcare, Inc.
Segment Data (l)
(Unaudited, amounts in thousands)

	Three Months Ended						% Change Fav/(Unfav)
	March 31,	% of	March 31,	% of	December 31,	% of	Year-over-
	2018	Total	2017	Total	2017	Total	Year	Sequential

Revenue from services:
Nurse and Allied Staffing	$185,105	88%	$183,108	88%	$193,740	88%	1%	(4)%
Physician Staffing	21,560	10%	21,464	10%	22,555	10%	—%	(4)%
Other Human Capital Management Services	3,623	2%	3,001	2%	3,379	2%	21%	7%
	$210,288	100%	$207,573	100%	$219,674	100%	1%	(4)%

Contribution income: (m)
Nurse and Allied Staffing	$16,760		$15,622		$19,188		7%	(13)%
Physician Staffing	1,500		820		1,049		83%	43%
Other Human Capital Management Services	312		(440)		(157)		171%	299%
	18,572		16,002		20,080		16%	(8)%

Unallocated corporate overhead (n)	10,652		10,286		8,776		(4)%	(21)%
Depreciation and amortization	2,909		2,191		2,849		(33)%	(2)%
Acquisition-related contingent consideration (a)	213		270		98		21%	(117)%
Acquisition and integration costs (b)	115		—		22		(100)%	(423)%
Restructuring costs (c)	435		—		302		(100)%	(44)%
Impairment charges (d)	—		—		14,356		—%	100%
Income from operations	$4,248		$3,255		$(6,323)		31%	167%

Cross Country Healthcare, Inc.
Other Financial Data
(Unaudited)

	Three Months Ended
	March 31,	March 31,	December 31,
	2018	2017	2017

Net cash provided by operating activities (in thousands)	$ 13,273	$ 1,410	$16,803

Consolidated gross profit margin (o)	25.6%	25.7%	26.5%

Nurse and Allied Staffing statistical data:
FTEs (p)	7,466	7,204	7,521
Average Nurse and Allied Staffing revenue per FTE per day (q)	$ 275	$ 282	$280

Physician Staffing statistical data:
Days filled (r)	14,250	14,052	15,058
Revenue per day filled (s)	$ 1,513	$ 1,527	$1,498

(a)	Acquisition-related contingent consideration represents the fair value and accretion adjustments to the contingent consideration liabilities for the Mediscan acquisition that closed on October 30, 2015 and the US Resources Healthcare acquisition that closed on December 1, 2016.
(b)	Acquisition and integration costs are primarily related to integration-related costs for the Advantage RN, LLC acquisition that closed effective July 1, 2017.
(c)	Restructuring costs related to severance and lease consolidations incurred as part of separate and discrete cost savings initiatives.
(d)	Impairment charges (noncash) in the three months ended December 31, 2017 of $14.4 million ($12.1 million after taxes) related to goodwill and trade names of Physician Staffing.
(e)	Gain on derivative liability for the three months ended March 31, 2018 represents the change in the fair value of embedded features of the Convertible Notes up until their repayment.
(f)	Loss on early extinguishment of debt for the three months ended March 31, 2017 is related to the Company's settlement of its convertible notes on March 17, 2017.
(g)	Income tax benefit for the three months ended December 31, 2017 is primarily a result of a release of valuation allowances on the Company’s deferred tax assets totaling $42.5 million, offset by an $8.0 million reduction in the Company’s net deferred tax assets (relating to the impact from the Tax Cuts and Jobs Act).
(h)	When applying the if-converted method to our Convertible Notes, 2,934,271 shares were included in diluted weighted average shares for the three months ended March 31, 2017.
(i)	Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, is defined as net income attributable to common shareholders before interest expense, income tax expense (benefit), depreciation and amortization, acquisition-related contingent consideration, acquisition and integration costs, restructuring costs, impairment charges, gain on derivative liability, loss on early extinguishment of debt, other income, net, equity compensation, and includes net income attributable to noncontrolling interest in subsidiary. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management presents Adjusted EBITDA because it believes that Adjusted EBITDA is a useful supplement to net income attributable to common shareholders as an indicator of operating performance. Management uses Adjusted EBITDA for planning purposes and as one performance measure in its incentive programs for certain members of its management team. Adjusted EBITDA, as defined, closely matches the operating measure typically used in the Company's credit facilities in calculating various ratios. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the Company's consolidated revenue.
(j)	Adjusted EPS, a non-GAAP financial measure, is defined as net income (loss) attributable to common shareholders per diluted share before the diluted EPS impact of acquisition-related contingent consideration, acquisition and integration costs, restructuring costs, impairment charges, gain on derivative liability, loss on early extinguishment of debt, and nonrecurring income tax adjustments. Adjusted EPS should not be considered a measure of financial performance under GAAP. Management presents Adjusted EPS because it believes that Adjusted EPS is a useful supplement to its reported EPS as an indicator of operating performance. Management uses Adjusted EPS as one performance measure in its annual cash incentive program for certain members of its management team. Management believes it provides a more useful comparison of the Company's underlying business performance from period to period and is more representative of the future earnings capacity of the Company.
(k)	Due to the Company previously maintaining a full valuation allowance, there was no tax impact on non-GAAP measures with the exception of the impact of impairment charges on goodwill.
(l)	Segment data provided is in accordance with the Segment Reporting Topic of the FASB ASC.
(m)	Contribution income is defined as income or loss from operations before depreciation and amortization, acquisition-related contingent consideration, acquisition and integration costs, restructuring costs, impairment charges, and corporate expenses not specifically identified to a reporting segment. Contribution income is a financial measure used by management when assessing segment performance.
(n)	Unallocated corporate overhead includes corporate compensation and benefits, and general and administrative expenses including rent and utilities, computer supplies and expenses, insurance, professional expenses, corporate-wide projects (initiatives), and public company expense.
(o)	Gross profit is defined as revenue from services less direct operating expenses. The Company's gross profit excludes allocated depreciation and amortization expense. Gross profit margin is calculated by dividing gross profit by revenue from services.
(p)	FTEs represent the average number of Nurse and Allied Staffing contract personnel on a full-time equivalent basis.
(q)	Average revenue per FTE per day is calculated by dividing the Nurse and Allied Staffing revenue per FTE by the number of days worked in the respective periods. Nurse and Allied Staffing revenue also includes revenue from the permanent placement of nurses.
(r)	Days filled is calculated by dividing the total hours invoiced during the period, including an estimate for the impact of accrued revenue, by 8 hours. Prior periods have been recalculated to include the impact of the accrued revenue.
(s)	Revenue per day filled is calculated by dividing revenue as reported by days filled for the period presented. Prior periods have been recalculated to include the impact of the accrued revenue and days.

CONTACT:
Cross Country Healthcare, Inc.
William J. Grubbs, 561-237-6202
President & Chief Executive Officer
wgrubbs@crosscountry.com